Exhibit 10.56

KEURIG GREEN MOUNTAIN, INC.

NON-QUALIFIED PLAN

(Effective January 1, 2015)

KEURIG GREEN MOUNTAIN, INC.
NON-QUALIFIED PLAN

This unfunded deferred compensation plan known as the Keurig Green Mountain, Inc. Non-Qualified Plan (the “Plan”) is adopted effective January 1, 2015, by Keurig Green Mountain, Inc.  (the “Company”).

ARTICLE I

DEFINITIONS

For purposes of this Plan, the following words and phrases shall have the following meanings unless a different meaning is plainly required by the context.

Sec. 1.01                                               “Account” means each account established on the books of the Employer to reflect the balance of Plan benefits attributable to a Participant.

Sec. 1.02                                               “Cause” shall have the meaning given such term under the Keurig Green Mountain, Inc. 2014 Omnibus Incentive Plan.

Sec. 1.03                                               “Code” means the Internal Revenue Code of 1986, as may be further amended from time to time.

Sec. 1.04                                               “Compensation” means an Eligible Employee’s base salary and cash incentive bonus compensation paid by an Employer to a Participant during a Plan Year which exceeds the limit set forth in Code Section 401(a)(17) for such Plan Year.

Sec. 1.05                                               “Committee” means the Retirement Committee under the Keurig Green Mountain 401(k) and Profit Sharing Plan.

Sec. 1.06                                               “Crediting Date” means, with respect to a Plan Year, the date occurring within sixty (60) days following the end of such Plan Year on which the Committee determines to credit an Employer Credit to the Accounts of Eligible Employees.

Sec. 1.07                                               “Disability” means any physical or mental condition for which a Participant shall be eligible to receive benefits under the Employer’s long-term disability program.

Sec. 1.08                                               “Eligible Employee” means each Employee of the Employer who is (i) an Employee of the Employer with a title of Vice President or higher and (ii) designated by the Committee, in its sole discretion, as eligible to participate in the Plan.

Sec. 1.09                                               “Employee” means any individual who is receiving remuneration for personal services rendered to the Employer (or would be receiving such remuneration except for an Authorized Leave of Absence) in the capacity of an “employee” as defined in Section 3121(d)(1) or (2) of the Code (as opposed to that of an independent contractor).

Sec. 1.10                                               “Employer” means the Company and any other entity that adopts this Plan with the consent of the Company.

Sec. 1.11                                               “Employer Credit” means with respect to a Plan Year, the amount to be treated as credited to an Eligible Employee’s Account pursuant to Section 3.01.

Sec. 1.12                                               “Investment Fund(s)” means the investment option(s) available, if any, as determined by the Committee, which serve as a means to measure value increases or decreases with respect to a Participant’s Account.  The Committee reserves the right, on a prospective basis, to add or delete Investment Funds.  The Committee shall not be required to make available the same Investment Fund(s) to each Participant or to make any Investment Fund available.

Sec. 1.13                                               “Participant” means any Eligible Employee who has an amount credited to an Account under this Plan.

Sec. 1.14                                               “Plan” means the Keurig Green Mountain, Inc. Non-Qualified Plan as described in this instrument, and as may be amended from time to time.

Sec. 1.15                                               “Plan Year” means the calendar year.

Sec. 1.16                                               “Retirement Eligible” means the attainment of age 55 with 15 Years of Service or age 60 with 5 Years of Service.

Sec. 1.17                                               “Termination of Employment” means a “separation from service” from the Employer as that term is defined under Code Section 409A.

Sec. 1.18                                               “Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Code Section 152(a)) of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

Sec. 1.19                                               “Valuation Date” means each business day.

Sec. 1.20                                               “Year of Service” shall have the meaning given such term under the Keurig Green Mountain 401(k) and Profit Sharing Plan.

ARTICLE II

PARTICIPATION IN THE PLAN

Sec. 2.01                                               Commencement of Participation.  Each Employee who, in the sole discretion of the Committee, is designated as an Eligible Employee shall become a Participant at such time that he/she is credited with an Employer Credit as provided in Section 3.01.  No person shall have any right to participate in the Plan.  Any person selected as an Eligible

Employee by the Committee during any Plan Year will not by virtue of such selection have the right to be selected as an Eligible Employee for any other Plan Year.

Sec. 2.02                                               Cessation of Active Participation.

(a)                                 Cessation of Eligible Status.  A Participant shall be considered an “Active Participant” during any period when Employer Credits are being made to the Plan on his or her behalf.  A Participant’s active participation in the Plan shall cease as of the date he or she has a Termination of Employment.  In addition, the Committee may remove a Participant from active participation in the Plan as it may, in its sole discretion, determine.  Upon cessation of, or removal from, active participation in the Plan, a Participant’s prospective Employer Credits under the Plan shall cease.

(b)                                 Inactive Participant Status.  Even if his or her active participation in the Plan ends, an individual shall remain an “Inactive Participant” in the Plan until the earlier of (i) the date the full amount of his or her Account is distributed from the Plan, or (ii) the date he or she again recommences active participation in the Plan as an Eligible Employee as determined by the Committee.  During the period of time that an Employee is an Inactive Participant in the Plan, his or her Account shall continue to be credited with earnings pursuant to the terms of Section 3.04.

ARTICLE III

EMPLOYER CREDITS AND VESTING

Sec. 3.01                                               Employer Credits.

(a)                                 For each Plan Year, the Committee shall provide an Employer Credit to each person who was an Eligible Employee with respect to such Plan Year; provided, that such Eligible Employee does not have a Termination of Employment prior to the Crediting Date for such Plan Year.  The amount of the Employer Credit to be made to the Account of an Eligible Employee under this Section 3.01 with respect to a Plan Year shall be equal to such Eligible Employee’s Compensation for the Plan Year multiplied by the percentage of compensation used to determining such Participant’s maximum employer matching contribution under the Keurig Green Mountain 401(k) and Profit Sharing Plan for the Plan Year.

(b)                                 Notwithstanding Section 3.01(a), if an Eligible Employee has a Termination of Employment following the end of the Plan Year, but prior to the Crediting Date for such Plan Year as a result of death, Disability, a Termination of Employment after becoming Retirement Eligible or a Termination of Employment by the Employer without Cause, such Eligible Employee shall still be entitled to a full Employer Credit for such Plan Year and if an Eligible Employee has a Termination of Employment prior to the end of the Plan Year as a result of death, Disability, a Termination of Employment after becoming Retirement Eligible or a Termination of Employment by the Employer without Cause, such Eligible Employee shall be entitled to a pro rated Employer Credit for such Plan Year based on the number days during such Plan Year during which the Eligible Employee was employed.

Sec. 3.02                                               Vesting of Accounts.  A Participant shall become vested in his or her Account as follows:

Participant’s Years of Service	Vested Percentage

Less than 2 Years of Service	0%
2 or more Years of Service	100%

Sec. 3.03                                               Maintenance of Account.     The Committee shall establish and maintain an Account for each Participant.  As of each Valuation Date, each Account shall be credited or debited, as applicable, with the following:  (a) Employer allocations under Section 3.01; (b) deemed investment earnings or losses on Employer allocations less expenses allocable to the Account; and (c) any payments made by the Employer pursuant to the terms of this Plan.  For purposes of clause (b) above, deemed investment earnings or losses less expenses shall mean the earnings and losses, less expenses, of those investments designated by the Committee from time to time to measure the investment experience of the Account, or if applicable, the earnings and losses, less expenses, of the Investment Fund(s).

Sec. 3.04                                               Directed Adjustment of Accounts.  If authorized by the Committee, a Participant may suggest by written instruction delivered to the Committee (or such other form permitted by the Committee) that his/her Account be valued as if it were invested in one or more of the Investment Fund(s).  The Committee may disregard the suggestion of the Participant if it is determined that such direction will jeopardize the tax status of this Plan.  A Participant may change his/her selection of Investment Fund(s) at such times as permitted by the Committee.  Any such change, which must be submitted to the Committee in writing (or such other form permitted by the Committee), shall become effective at such time as designated by the Committee.  The right to suggest investment direction options shall in no way be interpreted to give the Participant any greater claim to his/her Account than that which has been granted to the Participant by the terms of this Plan.

If a Participant who is authorized to suggest Investment Fund(s) fails to file an Investment Fund selection instruction, he/she shall be deemed to have selected the default Investment Fund selected from time to time by the Committee.

Sec. 3.05                                               Participant’s Interest in Account.  A Participant shall not acquire any property interest in his/her Account or any other assets of the Employer, his/her right being limited to his/her Employer’s contractual promise to make the payments pursuant to the terms of this Plan.  To the extent that a Participant becomes entitled to receive any amount credited to an Account, his/her right shall be no greater than the right of any unsecured creditor of his/her Employer.  An Employer’s obligations under this Plan are not funded or secured in any way.  Any and all payments made to a Participant pursuant to this Plan shall be made only from the general assets of his/her Employer which may, for this purpose, include a payment from a rabbi trust.  The Account shall be for bookkeeping purposes only and shall not represent a claim against any specified assets of the Employer.  Neither this Plan nor any action taken pursuant to the terms of this Plan shall be considered (a) to create a fiduciary relationship between the Employer (or the Committee) and a Participant or any other persons or (b) to establish a trust in which the assets are beyond the claims of any unsecured creditor of the Employer.

Sec. 3.06                                               Investment Obligation of the Employer.  Benefits are payable as they become due regardless of any actual investments the Employer may make to meet its obligations under this Plan.  Neither the Employer nor any trustee (in the event the Employer elects to use a grantor trust to accumulate funds) shall be obligated to purchase or maintain any asset to fund benefits under the Plan.

ARTICLE IV

PAYMENT OF BENEFITS

Sec. 4.01                                               Form of Payment.  No later than 30 days after the date on which an Eligible Employee first becomes an Eligible Employee, such Eligible Employee shall submit an election to the Committee which shall indicate the form of payment in which the Participant’s Account shall be distributed to the Participant in the event of the Participant’s Termination of Employment (other than as a result of death).  For this purpose, a Participant may elect a single lump sum payment or annual installments over a period of five, ten or fifteen years.  If annual installments are selected, the amount of each annual installment shall be equal to the balance of the applicable Account at the most recent Valuation Date divided by the number of installments remaining to be paid.  Each installment shall be considered a separate payment for purposes of Code Section 409A.  If a Participant fails to indicate the form of payment for his or her Account, such Account shall be distributed as a single lump sum payment.  Notwithstanding any election made by a Participant, (i) if such Participant has a Termination of Employment (other than as a result of death) prior to becoming Retirement Eligible, such Participant’s Account shall be distributed as single lump sum payment in accordance with Section 4.03(a) or (ii) if, at the time a Participant’s Account has become distributable in accordance with Section 4.03(a) or Section 4.04(a), the present value of such Account is less than fifty thousand dollars ($50,000.00), the Participant’s Account balance shall be distributed to the Participant or the Participant’s designated beneficiary, as the case may be, in a single lump sum.

Sec. 4.02                                               Unforeseeable Financial Emergency.  If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to receive a payout from the Plan.  The payout shall not exceed the lesser of the Participant’s Account, calculated on the date of payment, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus taxes reasonably anticipated as a result of the payout.  However, no payout will be allowed under this Section 4.02 to the extent that the Unforeseeable Financial Emergency may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship).  If, subject to the sole discretion of the Committee, the petition for a payout is approved the payout shall be paid in a lump sum, within 20 business days following the date of approval.

Sec. 4.03                                               Termination of Employment

(a)                                 General.  Upon a Participant’s Termination of Employment (other than as a result of death), and subject to Section 4.01, such Participant’s Account (as adjusted for earnings as of the most recent Valuation Date prior to distribution) shall be distributed or commence distribution to the Participant on the next occurring January 1 or July 1 following the expiration of the six month anniversary of the date of the Participant’s Termination of Employment.

(b)                                 Changes to Form of Payment.  A Participant’s election to receive payment of his or her Account in the form of a lump sum or in the form of installment payments upon Termination of Employment can be changed at any time by the Participant by written notice delivered to the Committee or its designee; provided, that (i) for any election made subsequent to the Distribution Election required under Section 4.01 to be effective, it must be made at least 12 months before the Participant’s Termination of Employment, (ii) any new election must not be effective for at least 12 months after it is delivered to the Committee, and (iii) any distribution of the Participant’s Account shall not be made or commence earlier than five years after such Participant’s Termination of Employment.

Sec. 4.04                                               Death of a Participant.  If a Participant dies prior to commencing distribution of his or her Account in accordance with Section 4.03, the balance of his or her Account will be distributed to such Participant’s designated beneficiary in the form of a single lump sum within 90 days following the date of the Participant’s death.  If a Participant dies after commencing distribution of his or her Account in accordance with Section 4.03, then subject to Section 4.01, the remaining balance of his or her Account will be payable to the Participant’s designated beneficiary in the form in which payment commenced under Section 4.03 and the Participant’s death shall not accelerate payment of such Participant’s Account.

Sec. 4.05                                               Distribution of Accounts.  The payment of any portion of the Account of a Participant from a rabbi trust shall satisfy the payment obligation of his/her Employer under this Plan to the extent of such payment.

Sec. 4.06                                               Tax Withholding.  An Employer may make such provisions and take such actions as it may deem necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation of any governmental authority, including foreign, federal, state or local, to withhold in connection with any benefits under this Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant.  Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

Sec. 4.07                                               Beneficiary Designation.  Participants shall designate, in such form and manner as the Committee may periodically determine, and from time to time may re-designate, their primary and secondary beneficiaries to receive any benefits that may be payable under the Plan upon such Participant’s death.  In the event that:

(i)                                     a Participant dies without designating a beneficiary; or

(ii)                                  the primary and secondary beneficiaries designated by a Participant are not alive when a payment is to be made to such person(s) under the Plan, and no other contingent beneficiary has been designated; or

(iii)                               the beneficiary(ies) designated by a Participant cannot be located by the Committee within one year from the date benefits are to be paid to such person(s);

then, in any of such events, the beneficiary of such Participant with respect to any benefits that remain payable under the Plan shall be the Participant’s surviving spouse, if any, and if not, the estate of the Participant.

Sec. 4.08                                               Non-U.S. Participants.  Notwithstanding anything in the Plan to the contrary, with respect to any Participant or eligible person who is resident outside of the United States, the Committee may, in its sole discretion, amend the terms of the Plan in order to conform such terms with the requirements of local law or to meet the objectives of the Plan.  The Committee may, where appropriate, establish one or more sub-plans for this purpose.

ARTICLE V

ADMINISTRATION

Sec. 5.01                                               Committee’s Responsibilities.  The Committee is responsible for the day-to-day administration of this Plan. The Committee may appoint other persons or entities to perform certain of its functions.  The Committee and any such appointee may employ advisors and other persons necessary or convenient to assist with the administration of this Plan.  The Committee shall have the right to remove any such appointee from his/her position.  Any person, group of persons or entity may serve in more than one capacity.

Sec. 5.02                                               Committee’s Specific Powers and Duties.  In addition to any powers, rights and duties set forth elsewhere in this Plan, the Committee shall have the following powers and duties:

(a)                 to adopt such rules and regulations consistent with the provisions of this Plan;

(b)                 to enforce this Plan in accordance with its terms and any rules and regulations it establishes;

(c)                  to maintain records concerning this Plan sufficient to prepare reports, returns and other information required by this Plan or by law;

(d)                 to construe and interpret this Plan and to resolve all questions arising under the Plan;

(e)                  to direct the payment of benefits under this Plan, and to give such other directions and instructions as may be necessary for the proper administration of this Plan;

(f)                   to be responsible for the preparation, filing and disclosure on behalf of this Plan of such documents and reports as are required by any applicable federal or state law; and

(g)                  to engage assistants and professional advisors.

Sec. 5.03                                               Construction of the Plan.  The Committee shall take such steps as are considered necessary and appropriate to remedy any inequity that results from incorrect information received or communicated in good faith or as the consequence of an administrative error.  The Committee shall have the sole and absolute discretion to interpret this Plan and shall resolve all questions arising in the administration, interpretation and application of this Plan.  It shall endeavor to act, whether by general rules or by particular decisions, so as not to discriminate in favor of, or against, any person and so as to treat all persons in similar circumstances uniformly.  The Committee shall correct any defect, reconcile any inconsistency, or supply any omission with respect to this Plan.  All such corrections, reconciliations, interpretations and completions of Plan provisions shall be final and binding upon the parties.

Sec. 5.04                                               Liability.  The Committee shall not be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to its own fraud or willful misconduct.

ARTICLE VI

CLAIMS PROCEDURE

Sec. 6.01                                               Claims.  The Committee will endeavor to administer the Plan fairly and consistently and to pay all benefits to which participants or beneficiaries are properly entitled.  All claims for unpaid benefits should be made in writing to the Committee.  The Committee may request additional information necessary to consider the claim further.  If a claim is wholly or partially denied, the Committee will notify the claimant of the adverse decision within a reasonable period of time, but not later than ninety (90) days after receiving the claim, unless the Committee determines that special circumstances require an extension.  In such case, a written extension notice shall be furnished before the end of the initial 90-day period.  The extension cannot exceed ninety (90) days.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the decision.  The claim determination time frames begin when a claim is filed, without regard to whether all the information necessary to make a claim determination accompanies the filing.  Any notice of denial shall include:

(a)                                 The specific reason or reasons for denial with reference to those specific Plan provisions on which the denial is based;

(b)                                 A description of any additional material or information necessary to perfect the claim and an explanation of why that material or information is necessary; and

(c)                                  A description of the Plan’s appeal procedures and time frames, including a statement of the claimant’s right to bring a civil action following an adverse decision on appeal.

Sec. 6.02                                               Appeal Procedures.  A claimant, or a claimant’s authorized representative, may appeal a denied claim within sixty (60) days after receiving the Committee’s notice of denial.  A claimant has the right to:

(a)                                 Submit to the Committee, for review, written comments, documents, records and other information relating to the claim;

(b)                                 Request, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim; and

(c)                                  A review on appeal that takes into account all comments, documents, records, and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial claim decision.

The Committee will make a full and fair review of the appeal and may require additional documents as it deems necessary in making such a review.  A final decision on review shall be made within a reasonable period of time, but not later than sixty (60) days following receipt of the written request for review, unless the Committee determines that special circumstances require an extension.  In such case, a written extension notice will be sent to the claimant before the end of the initial 60-day period.  The extension notice shall indicate the special circumstances and the date by which the Committee expects to render the appeal decision.  The extension cannot exceed a period of sixty (60) days.  The appeal time frames begin when an appeal is filed, without regard to whether all the information necessary to make an appeal decision accompanies the filing.  If an extension is necessary because the claimant failed to submit necessary information, the days from the date the Committee sends the extension notice until the claimant responds to the request for additional information are not counted as part of the appeal determination period.  The Committee’s notice of denial on appeal shall include:

(a)                                 The specific reason or reasons for denial with reference to those Plan provisions on which the denial is based;

(b)                                 A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant to the claimant’s claim; and

(c)                                  A statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, and a statement of the claimant’s right to bring an action under ERISA.

Sec. 6.03                                               Limitation of Actions. The failure of a claimant to follow the claims procedure in Sections 6.01 and 6.02 will extinguish his or her right to file a subsequent claim or to file a lawsuit with respect to the claim.  If a claimant follows the claims procedure, but his or her claim is denied, he or she will have one year form the date he or she receives a final determination under Section 6.02 in which to file a lawsuit with respect to that claim, and failure to meet the one-year deadline will extinguish his or her right to file a lawsuit with respect to that claim.

ARTICLE VII

AMENDMENT AND TERMINATION

Sec. 7.01                                               Plan Amendment.  To the extent permitted by applicable Law, this Plan may be amended, modified or terminated in any manner and in whole or in part by the Committee, in its sole discretion, at any time.  Notwithstanding the foregoing, any amendment to change the method used to determine the Employer Credit or any other amendment that would substantially increase the cost of the Plan shall require the approval of the Board of Directors of the Company.

Sec. 7.02                                               Termination of the Plan.  The Company reserves the right to terminate the Plan, or an Employer may terminate its participation in the Plan, at any time.  Upon termination of the Plan, each affected Participant’s Account may be distributed in a manner compliant with Code Section 409A, as the Company may determine.

ARTICLE VIII

MISCELLANEOUS

Sec. 8.01                                               Supplemental Benefits.  The benefits provided for a Participant under this Plan are in addition to benefits provided by any other plan or program of the Employer and, except as otherwise expressly provided herein, the benefits of this Plan shall supplement and shall not supersede any plan or agreement between the Employer and any Participant or any provisions contained herein.

Sec. 8.02                                               Payments Due Incompetents.  If the Committee determines that any person entitled to a distribution under this Plan is incompetent by reason of physical or mental disability, the Committee may cause the distribution becoming due to such person to be made to another for his/her benefit without responsibility of the Committee to see to the application of such payments.  Distributions made pursuant to this Section shall completely discharge the obligations of the Employer under this Plan.

Sec. 8.03                                               Limitation of Participant’s Rights.  Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Employer, nor shall it interfere with the rights of the Employer to terminate the employment of any Participant and/or take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under this Plan.

Sec. 8.04                                               Obligations to Employer.  If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Employer, then the Employer may offset such amount owed to it against the amount of benefits otherwise distributable to the extent permitted by Code Section 409A.

Sec. 8.05                                               Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s interest under this Plan. Any such attempted assignment shall be considered null and void. The interest of any Participant or any Beneficiary receiving payments hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiary. The Employer’s obligations under this Plan are not assignable or transferable except to (a) a business entity that acquires all or substantially all of an Employer’s assets or (b) any business entity into which an Employer may be merged or consolidated.

Sec. 8.06                                               Unfunded Status of Plan.  This Plan constitutes a mere promise by the Employer to make benefit payments in the future.  Benefits payable hereunder shall be payable out of the general assets of the Employer, and no segregation of any assets whatsoever for such benefits shall be made.  With respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of his/her Employer.

Sec. 8.07                                               Code Section 409A.  The Plan and the benefits provided hereunder are intended to comply with Code Section 409A and the guidance and Treasury regulations issued thereunder.  Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent.  Notwithstanding the foregoing, the Employer shall not be required to assume any increased economic burden in connection therewith.  Although the Company intends to administer the Plan so that it will comply with from the requirements of Code Section 409A, the Employer does not represent or warrant that the Plan will comply with, or be exempt from, Code Section 409A or any other provision of federal, state, local, or non-United States law.  Neither Employer, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan, and the Employer and its subsidiaries shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes imposed pursuant to Code Section 409A.

Sec. 8.08                                               Acceleration or Delay of Payments.  The Company reserves the right, exercisable in its sole discretion, to accelerate or delay payments under this Plan to the extent permitted by Code Section 409A.

Sec. 8.09                                               Inability to Locate Participant.  In the event that the Committee is unable to locate a Participant or beneficiary within two years following the date a Participant’s Account becomes payable pursuant to Section 4.01, all amounts credited to the Participant’s Account shall be forfeited.  If, within a five-year period following the date of such forfeiture, the Participant or beneficiary later claims such benefits, they shall be reinstated without interest.  If the Committee does not receive a claim to such benefits within the five year period following the date of forfeiture, benefits forfeited pursuant to this Section 8.09 will not be reinstated.

Sec. 8.10                                               Severability.  If any provision of this Plan is held unenforceable, the remainder of this Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision was not contained in this Plan.

Sec. 8.11                                               Notice.  Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Committee or to such representatives as the Committee may designate from time to time.  Such notice shall be deemed given as to the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Sec. 8.12                                               Governing Law.  This Plan shall be governed and construed under the laws of the State of Delaware to the extent not preempted by federal law that shall otherwise control.

Sec. 8.13                                               Binding Terms. The provisions of this Plan shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators and successors.

Sec. 8.14                                               Headings.  All headings preceding the text of the several sections hereof are inserted solely for reference and shall not constitute a part of this Plan, nor affect its meaning, construction or effect.

IN WITNESS WHEREOF, and as evidence of its adoption of this Plan, the Company has caused the same to be executed the day and year first above written.

KEURIG GREEN MOUNTAIN, INC.

By:	/s/ Michael Reeves

Title:	Sr. Director of Tax